SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K


Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2002

	DiaSys Corporation
(Exact Name Of Registrant As Specified In Its Charter)

	Delaware
(State or Other Jurisdiction of Incorporation)

	0-24974				06-1339248
	(Commission File Number)	                        (I.R.S. Employer
Identification No.)

81 West Main Street, Waterbury, CT	 			06702
(Address of Principal Executive Offices)	(Zip Code)

	(203) 755-5083
(Registrant's Telephone Number, Including Area Code)

	N/A
(Former Name or Former Address, if Changed Since Last Report)





Item 5.	Other Events.

	On June 28, 2002, DiaSys Corporation (the "Company") received gross proceeds of approximately $500,000 from a private placement of 781,250 shares of the Company's Common Stock at $0.64 per share. The share price of the placement is based upon 80% of the closing price of the Company's common stock on June 27, 2002 as reported by the American Stock Exchange. As part of the transaction, the Company issued to the investor a warrant to purchase 117,188 additional shares of the Company's Common Stock at an exercise price of $0.88 per share, which warrants are exercisable for a three year period. The sole investor in the private placement was Morris Silverman; the company believes that as of the closing of the private placement, Mr. Silverman beneficially owned approximately 2,275,694 shares of the Company's common stock or approximately 21% of the Company's issued and outstanding Common Stock, including the shares issuable upon exercise of the warrants issued in the private placement.

	After commissions and expenses, the net proceeds to the Company will be approximately $455,000. The net proceeds will be used for general corporate purposes, including working capital.

	The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, as part of the transaction, the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission upon the request of the investor for purposes of registering the resale of the shares of common stock issued in the private placement and the shares issuable upon exercise of the warrants.

	This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of DiaSys Corporation securities under the resale registration statement will be made only by means of a prospectus.



Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.			Description

4	Securities Purchase Agreement, dated as of June 27,
2002, by and between DiaSys Corporation and Morris
Silverman. (Schedules and Exhibits have been omitted).




SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2002
DIASYS CORPORATION






By

Diane J. Sentner, Chief Financial
Officer




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